Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (“Agreement”), made at the City of Vancouver, Province of British Columbia, as of the 18th day of June, 2007,

BETWEEN:

ELECTRONIC ARTS (CANADA), INC, a corporation with a

principal place of business at 4330 Sanderson in the City of

Burnaby, Province of British Columbia

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

V. PAUL LEE domiciled and residing in the City of Vancouver,

Province of British Columbia

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS:

A.        The Company has directly employed the Executive since a merger in 1991 with Distinctive Software Inc. of which the Executive was a principal shareholder;

B.        The Company is restructuring and the Executive’s current position as President of WorldWide Studios is being eliminated.

C.        The Company acknowledges that the restructuring would have resulted in the constructive dismissal of the Executive but the Company recognizes the value the Executive can offer and wishes to continue to employ the Executive in a new capacity;

D.        It is expedient to resolve all outstanding matters relating to the employment of the Executive, and to provide for the basis on which the Executive’s services will be provided to the Company; and

E.        The Executive desires to continue such employment and enter into this Agreement.

NOW THEREFORE for the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

1.	DEFINITIONS

1.1	For the purpose of this Agreement the following words or expressions shall mean:

(a)

“Base Salary” shall mean $685,931.00 Canadian per annum or such other higher rate as may be determined from time-to-time by the Company’s management and approved by its Compensation Committee, in each case payable in the same manner as other comparable employees of the Company

(b)

“Confidential Information” shall mean all information of a confidential or proprietary nature (including, without limiting the generality of the foregoing, all information related to developments, financial information, marketing information of all names of or lists of clients or distributors) received by the Executive in his capacity as an employee from, through or relating to the Company and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Company provided, but shall not include information which:

(i)	is in the public domain, without any fault or responsibility on the Executive’s part;

(ii)	is properly within the legitimate possession of the Executive prior to its disclosure hereunder and without any obligation of confidence attaching thereto;

(iii)

after disclosure, is lawfully received by the Executive from another Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the said information to the Executive;

(iv)	is independently developed by the Executive through Persons who have not had access to, or knowledge of, the Confidential Information; or

(v)	is approved by the Company for disclosure prior to its actual disclosure.

(c)	“Permitted Uses” shall mean the use of Confidential Information by the Executive in the performance of his duties.

(d)

“Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, co-operative, partnership, trust, unincorporated association, affiliate or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.

2.	DUTIES

2.1

The Executive shall be the Senior Advisor to the Chief Executive. The Executive shall be located in British Columbia, and shall report directly to the Chief Executive Officer of Electronic Arts Inc. (“CEO”). Duties of the Executive will be at the discretion of the CEO but shall include special projects assigned from time to time as well as providing strategic advice and consulting on a range of matters including:

i) studio operations/management; ii) product development; iii) mergers and acquisitions; and iv) training and knowledge sharing.

2.2	The Executive shall devote his full time (other than as provided for herein) and use his skills and competence to promote the interests of Company and to improve and extend the business thereof.

3.	REMUNERATION AND BENEFITS OF EXECUTIVE

3.1	The remuneration and benefits to be paid to the Executive under this Agreement will be:

(a)	Base Salary;

(b)

At the sole discretion of the CEO and the Compensation Committee of the Company’s Board of Directors, the Executive may qualify to receive a performance bonus. The determination as to qualification of the Executive for a bonus and the amount to be paid, if any, shall be at the sole discretion of the CEO.

(c)	Continued participation in all health, dental, insurance and other medical benefits programs normally conferred on comparable employees of the Company; and

(d)	Continued eligibility to participate in such other benefits as may be determined from time to time by the Company to be conferred on comparable employees of the Company.

3.2

The Executive shall continue to receive four (4) weeks’ vacation per annum (“Vacation”). For clarity, the current Vacation entitlement of the Executive shall be adjusted to reflect an award of four weeks from October 10, 1995 onward.

3.3	The Company and the Executive acknowledge that as of June 13, 2007 the Executive had accrued 26 days of unused sabbatical time pursuant to the Company’s Sabbatical Policy (“Sabbatical”).

4.	REIMBURSEMENT OF EXPENSES

4.1

The Company shall, upon presentation of itemized receipts, reimburse the Executive for all travelling and other business expenses (including cellular telephone costs, travel and hotel accommodation) directly and reasonably incurred by the Executive in the performance of his duties.

5.	TERM

5.1	Unless earlier terminated in accordance with Section 6, the term of this Agreement (the “Term”) shall commence as of the date hereof and shall end on June 30, 2009 (“Termination Date”).

5.2

Other than payments that may be required by Section 10 of this Agreement, payment of any unused Vacation or Sabbatical or reimbursement of expenses properly incurred to the Termination Date, it is understood and acknowledged by both parties that no further payments including severance in lieu of notice, shall be owing to the Executive as a result of the termination of the Executive’s employment on the Termination Date.

6.	TERMINATION PRIOR TO THE TERMINATION DATE

6.1	Termination Without Cause – Subject to Section 6.4, the Company may peremptorily and without having to show cause terminate this Agreement at any time by providing the Executive with the following:

(a)

A lump sum payment equal to the total Base Salary owing for the remainder of the Term, less applicable taxes or other withholdings. Other than the lump sum payment referred to in this provision, and payments that may be required by Section 10 of this Agreement, payment of any unused Vacation or Sabbatical and reimbursement of expenses properly incurred to the date of termination of the Agreement, it is understood and acknowledged by both parties that no further payments including further severance in lieu of notice, shall be owing to the Executive as a result of the termination of the Executive’s employment prior to the Termination Date.

(b)

Continuation of any extended health and dental benefits to which the Executive is eligible and enrolled at the time of termination for the remainder of the Term. It is expressly understood by the Parties that this will not include continuation of Long Term Disability insurance or Out of Province Medical insurance, both of which will terminate eight (8) weeks from the date on which termination actually occurs and cannot be extended.

6.2

Termination by the Executive - The Executive shall have the right to terminate this Agreement at any time and for any reason. If the Executive elects to terminate he shall be entitled to the amounts listed below

(a)	If the Executive terminates the Agreement prior to April 4, 2008:

(i)

The Company shall continue to pay the Executive’s Base Salary less applicable taxes or other withholdings in the same manner as if the Executive remained employed from the actual date of termination until April 4, 2008;

(ii)	On April 4, 2008, the Company shall make a lump sum payment to the Executive equal to the total Base Salary owing for the remainder of the Term, less applicable taxes or other withholdings; and

(iii)

Continuation of any extended health and dental benefits to which the Executive is eligible and enrolled at the time of termination for the remainder of the Term. It is expressly understood by the Parties that this will not include continuation of Long Term Disability insurance or Out of Province Medical insurance, both of which will terminate eight (8) weeks from date on which termination actually occurs and cannot be extended.

(b)	If The Executive terminates the Agreement on or after April 4, 2008:

(i)	The Company shall make a lump sum payment to the Executive equal to the total Base Salary owing for the remainder of the Term, less applicable taxes or other withholdings; and

(ii)

Continuation of any extended health and dental benefits to which the Executive is eligible and enrolled at the time of termination for the remainder of the Term. It is expressly understood by the Parties that this will not include continuation of Long Term Disability insurance or Out of Province Medical insurance, both of which will terminate eight (8) weeks from date on which termination actually occurs and cannot be extended.

6.3

If the Agreement is terminated pursuant to Section 6.2, except for amounts payable under that provision, amounts payable under Section 10 and any unused Vacation or Sabbatical and reimbursement of expenses properly incurred, no other amount shall be payable to the Executive under this Agreement or because of the Executive’s employment or the termination of the Executive’s employment with the Company.

6.4	Vacation/Sabbatical Extension

If the Company elects to terminate the Agreement for any reason prior to April 4, 2008, the Executive shall have the right to cease working and request that the actual termination date be extended until the earlier of April 4, 2008 or the expiration of all of his Vacation/Sabbatical. If the Executive elects to terminate the Agreement for any reason on or after April 4, 2008, the Executive shall have the right to cease working and request that the actual termination date be extended until the earlier of the expiration of all of his Vacation/ Sabbatical or until the end of the Term (“Vacation/Sabbatical Extension”).

(a)

The Executive shall be required to make his election to use a Vacation/Sabbatical Extension in writing at the time he elects to terminate the Agreement. The written notice shall specify the date upon which the Vacation/Sabbatical Extension shall commence (Vacation/Sabbatical Commencement Date).

(b)

If the Executive elects to use a Vacation/Sabbatical Extension he shall not be entitled to any payments other than his Base Salary during the Vacation/Sabbatical Extension. For clarity, the Executive will not entitled to the payments referred to in Section 10.2 nor will he be entitled to accrue additional Vacation or Sabbatical during the Vacation/Sabbatical Extension.

(c)	At the conclusion of the Vacation/Sabbatical Extension the Company shall:

(i)	make a lump sum payment to the Executive representing his Base Salary from the Vacation Sabbatical Commencement Date to the end of the Term, less applicable taxes or other withholdings.

(ii)	if applicable, make a lump sum payment to the Executive representing any remaining Vacation/Sabbatical owing to the Executive.

(d)	All duties of loyalty owed to the Company remain in effect during any Vacation/Sabbatical Extension.

6.5	Equity Grants -

(a)

All rights related to stock options or other equity grants (“Equity Grants”) made to the Executive by the Company under any stock option or equity incentive plan (“Equity Incentive Plan”) shall continue to be governed by the terms and conditions of the Equity Incentive Plan applicable to the particular grant. For clarity, all vesting of Equity Grants will cease immediately upon the earlier of the expiration of the Term or the date upon which the Agreement is terminated pursuant to Section 6.

(b)

For Equity Grants made after May 1, 2004, there is a special retirement term available to employees who that have at least 10 years of service and where that service plus the employee’s age is at least 60. As such an employee, the Executive will have 60 months from the termination date to exercise any exercisable Equity Grants made after May 1, 2004. Again the specific terms and conditions of the relevant Equity Incentive Plan will govern.

7.	CONFIDENTIAL INFORMATION

7.1

The Executive shall not use, divulge, sell, transfer, give, circulate, or otherwise distribute to any Person whatsoever or whomsoever, or otherwise make public, any Confidential Information except in connection with Permitted Uses.

7.2 (a)

Notwithstanding any provision of this Agreement to the contrary for a period of twenty-four (24) months following termination of this Agreement, the Executive shall not, at any time, use, discuss, or disclose to any person a trade secret of the Company; or

(b)

In the event the Executive is no longer employed by the Company for any reason whatsoever, the Executive shall not use, divulge, sell, transfer, give, circulate, or otherwise distribute to any person whatsoever or whomsoever, or otherwise make public, any Confidential Information about the Company or its directors.

7.3

Except when authorized in accordance with the Permitted Uses, under no circumstances shall the Executive reproduce any Confidential Information without the Company’s prior written consent. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

7.4

Confidential Information (including any reproduction) shall remain the sole property of the Company and shall be returned to the Company immediately upon request to this effect or immediately after the termination of this Agreement.

7.5

Nothing in this Agreement shall prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a Governmental Body or is otherwise required under the applicable law;, except that to the extent possible, the Executive shall inform the Company of such request for disclosure in order that the latter may, at the appropriate time and its own expense, decide at the expense of the Company whether or not to contest that said disclosure. The Executive shall co-operate with the Company in any reasonable efforts to obtain any type of “protective order” or any other remedy or recourse which the Company may seek to obtain in this regard.

8.	OBLIGATION OF NON-COMPETITION

8.1

Until the later of the termination of the Agreement for any reason or April 4, 2008, the Executive shall not, within the geographic territory of North America, serve as an executive, officer, director, employee or in any advisory capacity with any competitor, in whole or in part, of the Company, either individually or in partnership or jointly or in conjunction with any Person, as principal, agent, shareholder, trustee or in any other manner whatsoever otherwise carry on or be engaged in or be concerned with any Person, that is a competitor, in whole or in part, of the Company, except as a shareholder holding less than 10% of the outstanding shares of any such corporation.

8.2	The parties agree that the obligations outlined in Clause 8.1 will survive termination in the event that the Agreement is terminated for any reason prior to April 4, 2008.

9.	NON-SOLICITATION OF EMPLOYEES

9.1

Until the later of the termination of the Agreement for any reason or April 4, 2008, the Executive shall not, directly or indirectly recruit, solicit or endeavour to entice away from the Company any individual who is an employee of or service provider to the Company.

9.2	The parties agree that the obligations outlined in Clause 9.1 will survive termination in the event that the Agreement is terminated for any reason prior to April 4, 2008.

10.	NON-COMPETITION AND NON-SOLICITATION PAYMENT

10.1

If the Executive has fulfilled his obligations, as set out in Sections 8 and 9 of this Agreement, on April 4, 2008 the Company shall make an additional payment to the Executive of $514,448.28.00 Canadian, less applicable income tax or other required withholdings. Provided the Executive has fulfilled his obligations, as set out in Sections 8 and 9 of this Agreement, the termination of this Agreement for any reason prior to April 4, 2008 will not affect the obligation of the Company to make to the above noted payment to the Executive.

10.2

In addition to the payment referred to in Section 10.1, the Company shall make an additional payment to the Executive of $57,160.92 Canadian, less applicable income tax or other required withholdings, for every month the Agreement remains in effect after April 4, 2008 until the Termination Date. This additional payment shall be contingent upon the Executive continuing to fulfill his obligations as set out in Sections 8 and 9 of this Agreement. The amounts referenced in this Section 10.2 shall be payable on the first calendar day of each month in respect of the preceding month, commencing May 1, 2008 and ending on the date the Agreement is terminated by either party for any reason, including expiration of the Term. The

Executive shall not be entitled to the payments referred to in this Section 10.2 during the period of any Vacation/Sabbatical Extension.

10.3	For clarity the payments referred to in Section 10.1 and 10.2 are in addition to any other payments referred to in this Agreement.

11.	RECOGNITION

11.1

The Executive hereby expressly recognizes that Sections 7, 8, and 9 of this Agreement are of the essence of this Agreement, and that the Company would not have entered into this Agreement without the inclusion of the said Sections.

11.2

The Executive hereby further recognizes and expressly acknowledges that the Company would be subject to an irreparable prejudice should one or several of the said Sections be infringed, or should any of the Executive’s obligations thereunder be breached, by the Executive.

11.3

The Executive hereby recognizes and expressly acknowledges that Sections 7, 8 and 9 grants to the Company only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Company.

11.4	The Executive hereby recognizes Sections 7, 8 and 9, being of the essence hereof, shall be interpreted independently from any other provisions of this Agreement.

11.5

In exchange for receiving the payments and other benefits specified in this Agreement, together with other good and valuable consideration, the Executive expressly agrees that upon termination of this Agreement, for any reason, he shall have no further claims against the Company arising out of his employment or the cessation of employment with the Company. For clarity this specifically includes but is not limited to any claim for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, interest, or Vacation/Sabbatical pay.

11.6	For the purpose of Sections 7 through 11, “Company” shall mean the Company and any and all related or affiliated corporate entities.

12.	PROPERTY OF THE COMPANY

12.1

The Executive hereby agrees to return to the Company, immediately upon termination of this Agreement and without making copies or disclosing information relating thereto, any and all documents, embodiments, equipment, except the Executive shall be entitled to retain his cellular phone number, and other property belonging to the Company. Without restricting the generality of the foregoing, the Executive shall return all credit cards, identification cards and keys belonging to the Company.

13.	NOTICES

13.1	Any notice required or permitted to be given by a party hereto to the other shall be deemed validly given if personally delivered or mailed by registered prepaid post, and addressed as follows:

(a)	in the case of the Company to:

Steve Bene

Senior Vice President, Corporate Secretary and General Counsel

Electronic Arts

209 Redwood Shores Parkway

Redwood City, California

(b)	in the case of the Executive to:

Paul Lee

With a copy to George Burke

3000 Royal Centre

PO Box 11130

1055 West Georgia Street

Vancouver British Columbia

Canada V6E 3R3

provided that a party hereto may from time to time notify the other of a new address to which notices to it shall henceforth until further notice be given. Any notice so delivered or so mailed shall be deemed to be effected, if delivered, on the date of its delivery or, if mailed, on the fifth business day following the date of mailing.

14.	ARBITRATION

14.1

Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration before a single arbitrator to be held in Vancouver, British Columbia in accordance with the British Columbia Commercial Arbitration Act. The arbitrator may grant injunctions or other relief in such dispute or controversy.

15.	MISCELLANEOUS

15.1	This Agreement may not be assigned by the either party without prior written approval by the other party.

15.2	This Agreement is to be governed by the construed and enforced in accordance with the laws of British Columbia and the laws of Canada applicable therein.

15.3

If any provision of this Agreement is invalid, illegal or incapable of being enforced for any reason, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

15.4

This Agreement constitutes the entire agreement of the parties with respect to the subject matters contemplated herein and supersedes and replaces any previous oral or written agreement or any provision of any other documents heretofore entered into by them with respect to the subject matter hereof.

15.5

The Executive acknowledges that he has had the opportunity to obtain independent legal advice before signing this Agreement. The Executive further acknowledges and agrees that he has read this Agreement and fully understands the terms of this Agreement, and further agrees that all such terms are reasonable and that the Executive is signing this Agreement freely, voluntarily and without duress.

IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

AUTHORIZED SIGNATORY OF ELECTRONIC ARTS (CANADA), INC.	) ) ) ) ) ) ) ) )

/s/ Stephen G. Bené

/s/ V. Paul Lee	) ) ) ) ) )
V. PAUL LEE	) ) ) )